United States Steel Corporation 600 Grant Street, Room 6100 Pittsburgh, PA 15219-2800 412-433-1125 bmelnkovic@uss.com	Barry Melnkovic Senior Vice President and Chief Human Resources Officer

July 30, 2020

Scott D. Buckiso
[ADDRESS]
RE: Retention Agreement

Dear Scott:

In consideration of you continuing to serve as the Senior Vice President – Chief Manufacturing Officer -NAFR of United States Steel Corporation (the “Corporation”) and postponing your retirement, the Corporation agrees to provide you with the payments described below, provided you satisfy the requirements outlined in this letter agreement (the “Agreement”).

1.Consideration
The following payments are in addition to any other post-employment benefits that you may be entitled to receive under the Corporation’s employee benefit plans and programs:

    (a) Preservation of PBGC Interest Rate
The lump sum value of your benefits under the United States Steel Corporation Plan for Employee Pension Benefits (Revision of 2003) (the “Qualified Plan”) and the Non Tax-Qualified Pension Plan (the “Non-Qualified Plan”) is based in part on the interest rate used by the Pension Benefit Guaranty Corporation (“PBGC”) for determining the present value of immediate annuities (the “Immediate Annuity Rate”), which was 0.00% when you became eligible to retire on July 31, 2020. To offset the potential loss in the lump sum value of your pension in the event of a higher interest rate being in effect at the time of your retirement, you will be entitled to receive a single lump sum cash payment equal to the amount, if any, by which (i) your benefits payable in the form of a lump sum under the Qualified Plan and the Non-Qualified Plan calculated at 0.00%, exceed (ii) the amount of those benefits payable in the form of a lump sum using the higher applicable interest rate that is in effect when you retire. The difference in value will be paid to you in a separate payment from the Corporation's general assets and, because it will not be an eligible rollover distribution, the portion of the payment attributable to the Qualified Plan will be grossed up for federal, state, and local income taxes (at the highest marginal individual income tax rates for each). See Exhibit A for estimated payments under this paragraph at various Immediate Annuity Rates.

(a) Recognition of Lost Earnings Opportunity.
The Corporation recognizes that if you elected to retire, you could elect to receive a lump sum payout of your pension and invest it in an interest-bearing account. Therefore, in consideration of your postponement of retirement, the Corporation will pay you an additional amount equal to 4% compounded annually on the lump sum payment amount of your benefits under the Qualified Plan and the Non-Qualified Plan. Interest will accrue from September 1 ,2020 through your date of retirement. The amount determined under this paragraph will be paid to you from the Corporation's general assets and, because it will not be an eligible rollover distribution, the portion of the payment attributable to the Qualified Plan will be grossed up for federal, state, and local income taxes (at the highest marginal individual income tax rate for each). See Exhibit A for the lump sum amount of your benefits under the Qualified Plan and Nonqualified Plan for this purpose and the estimated payments under this paragraph upon retirement at age 55 and age 58.

2.Best Efforts

CONFIDENTIAL
Scott D. Buckiso
July 28, 2020

In consideration for this Agreement, you agree to use your best efforts to perform your current and future employment duties for the Corporation. In addition, you are expected to continue to comply with all applicable policies and procedures, including the Corporation’s Code of Ethical Business Conduct.

3.At-Will Employment.
Nothing in this Agreement changes the at-will nature of your employment. Either you or the Corporation may terminate the employment relationship at any time, with or without notice and with or without cause.

4.Death or Permanent Disability
In the event of your death or permanent disability, the payments in paragraphs 1(a) and 1(b) shall be determined as of your date of death or disability and paid to you or, in the event of death, to your spouse and, if none, to your estate. You will be considered permanently disabled if you qualify for a Permanent Incapacity Retirement under the Qualified Plan.

5.Miscellaneous
(a)You may not assign any of your rights under this Agreement.
(b)The Corporation's obligations to provide cash payments under this Agreement shall be an unfunded and unsecured promise of the Corporation to pay money in the future. Nothing in the Agreement conveys a secured interest or right, title or claim in any property or assets of the Corporation.
(c)Payments made pursuant to this Agreement will not be treated as covered compensation under any of the Corporation's compensation, retirement, or benefit programs. The payments will be subject to applicable tax withholding and other mandatory reductions.
6.Section 409A/Cash Payments
This Agreement shall be interpreted and administered in accordance with Section 409A of the Internal Revenue Code and the regulations and interpretations that may be promulgated thereunder ("Section 409A"). In accordance with Section 409A, the cash payments provided under this Agreement will be made on the first business day of the seventh month following your separation from service (or, if earlier, the last business day of the calendar month following the month of your death). During this six month delay period, simple interest will accrue and be paid on the date specified in the preceding sentence, on the balance due using the average of the Immediate Annuity Rates in effect during the months included in the six-month delay period.
7.Validity
The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
8.Governing Law
This Agreement, for all purposes, shall be construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to conflicts-of-law principles, except to the extent preempted by federal law. Any action, suit, or proceeding based on or arising out of this

CONFIDENTIAL
Scott D. Buckiso
July 28, 2020

Agreement shall be brought in state or federal courts in Allegheny County, Pennsylvania, and the parties agree to submit to the jurisdiction of such courts(s), and such court(s) shall be the exclusive and sole venue for any such proceeding.
9.Entire Agreement
This Agreement contains the entire agreement between the parties and supersedes any other agreement or understanding between the parties hereto with respect to the issues that are the subject matter of this Agreement. You acknowledge and agree that other benefits that you may be entitled to receive will be determined in accordance with the terms and conditions of the applicable plan or program.
10.Amendment
Except as provided in paragraph 11, this Agreement may not be amended or modified other than by a written agreement executed by the parties hereto.
11.Compliance
This Agreement is intended to comply with all U. S. Steel policies, procedures, and legal obligations and may be revised by the Corporation, in its sole discretion, in order to so comply. You hereby irrevocably consent to such amendments.

UNITED STATES STEEL CORPORATION

/s/ Barry Melnkovic
1.
Barry Melnkovic

Date: _8/14/2020___________________________

Agreed to by:

/s/ Scott Buckiso

2.
Scott Buckiso

Date: _8/13/2020___________________________

CONFIDENTIAL
Scott D. Buckiso
July 28, 2020

CONFIDENTIAL
Scott D. Buckiso
July 28, 2020

EXHIBIT B

United States Steel Corporation
Non-Competition Agreement

This Non-Competition Agreement is attached as Exhibit B to, and incorporated as a part of, the Retention Agreement for Scott D. Buckiso, dated August 1, 2020.

In connection with your Retention Agreement with United States Steel Corporation (the "Corporation"), and in consideration of such payments, you acknowledge and agree that during your employment, and, should your employment with the Corporation terminate for any reason, for a period of twelve {12) months immediately following such termination, you shall not, unless acting pursuant to the prior written consent of the Corporation 's Board of Directors, directly or indirectly (a) own, manage, operate, finance, join, control or participate in the ownership, operation, management, financing or control of, or be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise with, or use or permit your name to be used in connection with any Competing Business, (b) solicit or divert to any Competing Business any individual or entity which is then a customer, or was a customer of the Corporation at any time during the twelve (12) months preceding your termination, or (c) employ, attempt to employ, solicit or assist any business or enterprise in employing any employee of the Corporation or advise or recommend to any other person or entity that he or it employ or solicit for employment any employee of the Corporation . Notwithstanding the foregoing, ownership of 1% or less of any class of outstanding securities of a Competing Business shall not be deemed a violation of this paragraph. The term "Competing Business" shall mean an integrated steel manufacturer within (i) any state of the United States or the District of Columbia or (ii) any foreign country in which the Corporation has engaged in any such business within twelve (12) months prior to, or within the twelve {12) month period immediately following, the termination of your employment. In the event that the provisions of this agreement should ever be adjudicated to exceed the time, geographic, product or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, product or other limitations permitted by applicable law. You acknowledge the reasonableness of the duration and scope of these non-competition and non-solicitation periods and agree that you would be able to obtain employment and will remain able to obtain employment other than as limited herein.

You further acknowledge and agree that upon termination of your employment for any reason, you will not disparage the Corporation or its officers, director, employees, agents or representatives.

Agreed to by:

________________________________
Scott Buckiso

Date: ____________________________